Exhibit 23.2

CONSENT OF WEIR INTERNATIONAL, INC.

Weir International, Inc., as independent mining engineers and geologists, hereby consents to (i) the use of our firm’s name and references to us as experts and (ii) the use of our reserves and resource studies (and inclusion of information contained therein) relating to the proven and probable coal reserves of Ramaco Resources, Inc.’s (the “Company”) Berwind, RAM Mine, Knox Creek and Elk Creek properties, incorporated by reference in this Registration Statement on Form S-8 and included in the prospectus filed pursuant to Rule 424(b) under the Securities Act filed with the Securities and Exchange Commission on February 6, 2017, which forms a part of the Company’s Registration Statement on Form S-1, as amended (File No. 333-215363).

WEIR INTERNATIONAL, INC.

By:	/s/ Weir International, Inc.

February 6, 2017